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                                                                      EXHIBIT 11

                         GOODY'S FAMILY CLOTHING, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                                     FISCAL YEAR
                                                      -----------------------------------------
                                                         1996           1995           1994
                                                      -----------    -----------    -----------
Net earnings for the year...........................  $17,151,000    $10,464,000    $ 6,872,000
                                                      -----------    -----------    -----------
Weighted average common shares outstanding..........   16,132,000     16,123,000     16,097,000
Common equivalent shares for outstanding stock
  options...........................................      377,000             --*            --*
                                                      -----------    -----------    -----------
Weighted average common and common equivalent shares
  outstanding.......................................   16,509,000     16,123,000     16,097,000
                                                      -----------    -----------    -----------
Earnings per common share...........................  $      1.04    $      0.65    $      0.43
                                                      ===========    ===========    ===========

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* Common equivalent shares were not materially dilutive in fiscal 1995 and 1994 and therefore are not included in the earnings per share computations.